Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No. 2 to Form F-3 on Form F-1 of our report dated May 3, 2021 with respect to our audit of the consolidated financial statements of Scienjoy Holding Corporation and Subsidiaries as of December 31, 2020. We also consent to be the reference to our firm under the heading “Experts” in this Registration Statement.

We were dismissed as auditors on April 19, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in Form 20-F for the periods after the date of our dismissal.

/s/ Friedman LLP

New York, New York

September 8, 2023